EXHIBIT 99.6

                            ELECTRONIC GAME CARD INC.

                          2002 EQUITY COMPENSATION PLAN

                            (EFFECTIVE AUGUST, 2002)

The purpose of the Electronic Game Card Inc. 2002 Equity Compensation Plan (the "Plan") is to provide (i) designated employees of Electronic Game Card Inc. (the "Company") and its subsidiaries, (ii) certain advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options, nonqualified options, share appreciation rights, restricted shares, dividend equivalent rights and cash awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

1.       ADMINISTRATION

         (a) COMMITTEE. The Plan shall be administered and interpreted by a committee appointed by the Board (the "Committee"). The Committee shall consist of two or more persons appointed by the Board, both of whom are members of the Remuneration
                  Committee if in due course non-employee Directors are appointed to the Board then these outside directors shall be appointed to the committee ( "outside directors" as defined under section 162 (m) of the Internal Revenue Code of 1986, as amended (the "Code"), and related Treasury regulations and shall be "non-employee directors" as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) COMMITTEE AUTHORITY. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual,
                  (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, and (iv) make all determinations with respect to any other matters arising under the Plan. Without limitation of the foregoing, the Committee shall have the authority to effect grants on terms affording any such individual treatment upon Reorganization or a Change of Control (in each case as defined herein) that differs from the treatment of grants generally upon such an event.

         (c) COMMITTEE DETERMINATIONS. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations, and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan. Determinations made by the Committee under the Plan need not be uniform as to similarly situated individuals.


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2.       GRANTS

         Awards under the Plan may consist of grants of (i) incentive stock options as described in Section 5 ("Incentive Stock Options", (ii) performance shares as described in Section 8 ("Performance Shares"),
         (iii) dividend equivalent rights as described in Section 9 ("Dividend Equivalent Rights") and (iv) cash awards as described in Section 10v ("Cash Awards") (Hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the grant recipients (the "Grantees").

3.       SHARES SUBJECT TO THE PLAN

         (a) SHARES AUTHORIZED. For the purpose of the Plan, a Share means one share of common stock of the Company, par value $.001. The aggregate number of Shares of the Company that may be issued or transferred under the Plan at any time shall be 10% of the total Shares outstanding, determined on a fully diluted basis (without taking into accounts outstanding incentive equity grants to officers. directors, employees and consultants, whether or not issued under the plan), provided that a reduction in total Shares outstanding shall not reduce the aggregate number of Shares of the Company that may be issued or transferred under the Plan. The maximum aggregate number of Shares that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 250,000 Shares. The Shares may be authorized but unissued Shares or reacquired Shares. including Shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate. expire, or are cancelled, forfeited, exchanged or surrendered without having been exercised, Performance Shares or Dividend Equivalent Rights are forfeited, the Shares subject to such Grants shall again be available for purposes of the Plan.

         (b) ADJUSTMENTS. If there is any change in the number or kind of Shares outstanding (i) by reason of a dividend, spin-off, recapitalization, split or combination or exchange of Shares,
                  (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Shares of the Company as a class without the Company's receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or the Company's payment of an extraordinary dividend or distribution, the maximum number of Shares available for Grants, the maximum number of Shares that any individual participating in the Plan may be granted in any year, the number of Shares covered by outstanding Grants, the kind of Shares issued under the Plan, and the price per Share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional Shares resulting from such adjustments shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive

4.       ELIGIBILITY FOR PARTICIPATION

         (a) ELIGIBLE PERSONS. All employees of the Company, its parents and its subsidiaries ("Employees"), including Employees who are officers or members of the Board, and members of the Board who are not Employees ("Non-Employee Directors") shall be


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                  eligible  to  participate  in the Plan.  Advisors  who perform services to the Company or nay of its parents or its subsidiaries ("Key Advisors") shall be eligible to participate in the Plan if the Key Advisors render bone fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

         (b) SELECTION of GRANTEES. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of Shares subject to a particular Grant in such manner as the Committee determines.

5.       OPTIONS

         (a) NUMBER of SHARES. Subject to Section 6, the Committee shall determine the number of Shares that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors. Subject to adjustment as provided in Section 3(b), the maximum aggregate number of Shares that may be subject to Incentive Stock Options shall be 10% of issued common stock.

         (b)      TYPE of OPTION AND PRICE.

                  (i) The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code.

                  (ii) The purchase price (the "Exercise Price") of Shares subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a Share on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns Shares possessing more than 10 percent of the total combined voting power of all Shares and other classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per Share is not less than 110% of the Fair Market Value of a Share on the date of grant.

                  (iii) The Fair Market Value per Share shall be determined in good faith by the Committee.

         (c) OPTION TERM. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns Shares possessing more than 10 percent of the total combined voting power of all Shares and other classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

         (d)      VESTING AND EXERCISABILITY OF OPTIONS.

                  (i) Vesting. Options shall vest in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument. The Committee may accelerate the vesting of any or all outstanding Options at any time for any reason.

                  (ii) Exercisability. Notwithstanding the foregoing, the Option may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Non-Employee Director or Key Advisor to exercise the Option as to any part of all of the Shares subject to the Option prior to the full vesting of the Option.


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                           Any unvested  Shares so purchased shall be subject to
                           a repurchase right in favour of the Company, with the repurchase price to be equal to the lesser of (X) thE original price or (y) the Fair Market Value of the Shares on the date of such repurchase, or to any other restriction the Committee determines to be appropriate.

         (e)      Termination of Employment, Disability or Death.

                  (i) Except as provided below and subject to the provisions of the Grant Instrument, an Option may only be exercised while the Grantee is an Employee, Key Advisor or member of the Board. In the event that c Grantee has a Termination of Service (as defined below) for any reason other than Disability (as defined below), death or Cause (as defined below), any Option which is otherwise exerciseable by the Grantee shall terminate unless exercised within 90 days after the date of such termination (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee has such a Termination of Service shall terminate as of such date.

                  (ii) In the event the Grantee has a Termination of Service on account of termination for Cause by the Company, unless otherwise determined by the Committee (X) any Option held by the Grantee shall terminate as of the date of such Termination of Service and (y) the
                           Grantee shall automatically forfeit all Shares underlying any exercised portion of are Option for which the Company has not yet delivered the certificates upon refund by the Company of the Exercise Price paid by the Grantee for such Shares.

                  (iii) In the event the Grantee has a Termination of Service on account of Disability, any Option which is otherwise exercisable by the Granted shall terminate unless exercised within one year after the date of such Termination of Service (or within such other period of time as may be specified by the Committee), but in any event no later than the date of the expiration of the Option term. Unless provided otherwise in the applicable Grant Instrument, any of the Grantee's Options, which are not otherwise exercisab1e as of the date of such Termination of Service shall terminate as of such date.

                  (iv) If the Grantee dies while an Employee, Key Advisor or member of the Board or within 90 days after the date on which the Grantee has a Termination of Service specified in Section 5(e)(i) above (or within such other period as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date of such death or Termination of Service (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration 01 the Option term. Unless provided otherwise in the applicable Grant Instrument, any of the Grantee's Options that are not otherwise exercisable as of the date shall terminate as of such date.

                  (v)      For purposes of the Plan:

                           (A) "Cause" shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that (1) the Grantee has breached his or her employment, service, noncompetition,


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                                    nonsolicitation  or other  similar  contract
                                    with  the   Company   or  its   parent   and
                                    subsidiary   corporations,   (2)  has   been
                                    engaged in  disloyalty to the Company or its
                                    parent    and    subsidiary    corporations,
                                    including,   without   limitation,    fraud,
                                    embezzlement,  theft, commission of a felony
                                    or  dishonesty  in the  course of his or her
                                    employment  or  service,  (3) ha:  disclosed
                                    trade secrets or confidential information of
                                    the Company or its  parents  and  subsidiary
                                    corporations  to  persons  not  entitled  to
                                    receive such  information or (4) has entered
                                    into  competition  with the  Company  or its
                                    parent    or    subsidiary     Corporations.
                                    Notwithstanding   the   foregoing,   if  the
                                    Grantee has an employment agreement with the
                                    Company   defining   "Cause",    then   such
                                    definition shall supersede the foregoing definition.

                           (B)      "Disability" shall mean a Grantee's becoming
                                    disabled   within  the  meaning  of  Section
                                    22(e)(3) of the Code.

                           (C) "Termination of Service" shall mean a Grantee's termination of employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of the Plan, cessation of service as are Employee, Key Advisor and member of the Board shall not be treated as a Termination of Service if the Grantee continues without interruption to serve thereafter in another one (or more) of such other capacities) unless the Committee determines otherwise.

         (f) Exercise of Options. A grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (x) in cash, (y) by delivering Shares owned by the Grantee for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes and to avoid adverse accounting consequences to the Company (including Shares acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price, or (z) by such other method as the Committee may approve, including, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board;
                  provided, that, for purposes of assisting a Grantee to exercise an Option, the Company may make loans to the Grantee or guarantee loans made by third parties to the Grantee, on such terms and conditions as the Committee may authorise. The Grantee shall pay the Exercise Price at the time of exercise and shall satisfy the withholding tax requirements of Section 12.

6.       PERFORMANCE SHARES

         (a) GENERAL REQUIREMENTS. The Committee may grant Performance Shares ("Performance Shares") to an Employee or Key Advisor. Each Performance Share shall represent the right of the
                  Grantee  to  receive  an  amount  based  on the  value  of the
                  Performance Shares, if performance goals established by the Committee are met. The value of a Performance Share shall be based on the Fair Market Value of a Share as of the date of payment in respect of such Performance Share is to be made or on such other measurement base as the Committee deems appropriate. The Committee shall determine the number of
                  Performance Shares to be granted and the requirements applicable to such Shares.

         (b) PERFORMANCE PERIOD AND PERFORMANCE GOALS. When Performance Shares are granted, the Committee shall establish the performance period during which performance shall be measured (the "Performance Period"), performance goal applicable to the Shares ("Performance Goals"), if any, and such other


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                  conditions  of the Grant as the Committee  deems  appropriate.
                  Performance Goals may relate to the financial performance of the Company or its operating shares, the performance of Shares, individual performance, or such other criteria as the Committee deems appropriate.

         (c) PAYMENT WITH RESPECT TO PERFORMANCE SHARES. At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Shares have been met and the amount, if any, to be paid with respect to the Performance Shares. Payments with respect to Performance Shares shall be made in cash, in Shares, or in a combination of the two, as determined by the Committee. Any fractional Performance Share shall be paid in cash. Unless otherwise determined by the Committee, any Performance Shares with respect to which the Committee determines that the applicable Performance Goals or other conditions have not been met within the Performance Period shall be forfeited.

         (d) REQUIREMENT OF EMPLOYMENT. If the Grantee has a Termination of Service during a Performance Period, or if other conditions established by the Committee are not met, the Grantee's
                  Performance Shares shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement, as it deems appropriate.

         (e) RESTRICTIONS ON TRANSFER. Rights to payments with respect to Performance Shares granted under the Plan shall not be subject to any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment garnishment, levy, execution, or other legal or equitable process, either voluntary 01 involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to benefits payable hereunder, shall be void.

         (f) LIMITED RIGHTS. Performance Shares are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan. Each Grantee's right in the Performance Shares is limited to the right to receive payment, if any, as may herein be provided. The Performance Shares do not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of an~ kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act 1974, as amended. The right of any Grantee of Performance Shares to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Plan shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Except as may be provided in accordance with Section 9, no provision 01 the Plan shall be interpreted to confer upon any Grantee any voting, dividend or derivative or other similar rights with respect to any Performance Share.

7.       DIVIDEND EQUIVALENT RIGHTS

         (a) GENERAL REQUIREMENTS. The Committee may grant Dividend Equivalen1 Rights to Employees, Non-Employee Directors and Key Advisors. Each Dividend Equivalent Right shall represent the right to receive, either credits for or payments of, amounts based on the dividends declared on Shares, to be credited or paid as of the dividend payment dates, during the term of the Dividend Equivalent Right as determined by the Committee. With respect to Dividend Equivalent Rights granted with respect to Options intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code, such Dividend Equivalent Rights shall be payable regardless of whether such Option is exercised.


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         (b)      CERTAIN TERMS. Unless otherwise determined by the Committee, a
                  Dividend Equivalent Right is exercisable or payable only while the Grantee is an Employee, member of the Board or Key Advisor. Payment of the amount determined in accordance with
                  Section 99A) shall be in cash, in Shares or a combination of the two, as determined by the Committee. The Committee may impose such other terms conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion as reflected by the terms of the Grant Instrument.

         (c) DIVIDEND EQUIVALENT RIGHT WITH OTHER GRANTS. The Committee may establish a program under which Dividend Equivalent Rights may be granted in conjunction with other Grants. For example, and without limitation, the Committee may grant a Dividend Equivalent Right in respect of each Share subject to an Option or with respect to a Performance Share, which right would consist of the right to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time.

         (d) DEFERRAL. The Committee may establish a program under which the payments with respect to Dividend Equivalent Rights may be deferred. Such program may include, without limitation, provisions for the crediting of earnings and loses on unpaid amounts, and, if permitted by the Committee, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.

8.       CASH AWARDS

         The Committee may grant Cash Awards to Employees, Non-Employee Directors and Key Advisors. The cash payment due upon settlement of a Cash Award shall be based on the attainment of performance goals and shall be subject to such other conditions, restrictions and contingencies as the Committee shall determine as reflected by the terms of the Grant Instrument.

9.       QUALIFIED PERFORMANCE-BASED COMPENSATION

         (a) DESIGNATION AS QUALIFIED PERFORMANCE-BASED COMPENSATION. The Committee may determine that Restricted Shares, Performance Shares and Cash Awards granted to an Employee shall be considered "qualified performance-based compensation" under
                  Section 162(m) of the Code. The provisions of this Section 11 shall apply to Performance Shares and Cash Awards that are intended to be "qualified performance-based compensation" under Section 162(m) of the Code.

         (b) PERFORMANCE GOALS. When Performance Shares or Cash Awards that are intended to be "qualified performance-based compensation" are granted, the Committee shall establish in writing (i) the objective performance goals that must be met in order for amounts to be paid under the Performance Shares or Cash Awards as applicable, (ii) the Performance Period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid in the performance goals are met, and (iv) any other conditions, including without limitation provisions relating to death, Disability, other Termination of Service or Reorganisation, that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code and the Treasury regulations thereunder. The performance goals may relate to the Employee's individual performance or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Share price, earnings per Share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, share volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestiture.

         (c) ESTABLISHMENT of GOALS. The Committee shall establish the performance goals in accordance with Section 11(b) in writing eith4r before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required of permitted under applicable regulations under Section 162(m) of the Code. The performance goals shall satisfy the requirements for "qualified performance-based compensation", including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals had been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

         (d) MAXIMUM PAYMENT. If Performance Shares MEASURED with respect to the Fair Market Value of Shares, are granted pursuant to this Section 11, not more than 250,000 Shares may be granted to an Employee as Performance Shares for any Performance Period. If Cash Awards, or Performance Shares measured with respect to criteria other than the Fair Market Value of Shares, are granted pursuant to this Section 11, the maximum amount that may be paid to an Employee under such Cash Awards or Performance Shares with respect to a Performance Period is $100,000.

         (e) PERFORMANCE CERTIFICATION. The Committee shall certify and announce the results for each Performance Period to all Grantees immediately following the announcement of the Company's financial results for the Performance Period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Performance Shares, or Cash Awards made pursuant to this Section 11 for the Performance Period shall be forfeited.

10.      WITHHOLDING OF TAXES

         (a) REQUIRED WITHHOLDING, The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding (including all federal, stage, and local taxes) determined by the Committee to be required by law.
                  Without limiting the generality of the foregoing, the Committee may, in its discretion. require the Grantee to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes, incurred by reason of (i) the exercise of any Option (ii) the receipt of a payment in respect of Performance Shares, Dividend Equivalent Rights or Cash Awards or (Hi) any other applicable income recognition event (for example, an election under Section 84(b) of the Code). Notwithstanding anything contained in the Plan to the contrary, the Grantee's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares to the Grantee and to the release of any restrictions as may otherwise be provided
                  hereunder,   as  applicable;   and  the  applicable   options,
                  Performance Shares or Dividend Equivalent Rights shall be forfeited upon the failure of the Grantee to satisfy such requirements with respect to, as applicable, (i) the exercise of the option (ii) the lapsing of restrictions of any Performance Share or Dividend Equivalent Rights.

         (b) ELECTION TO WITHHOLD SHARES. If the Committee so permits, a Grantee may make a written election to satisfy the Company's income tax withholding obligation with respect to an Option, Performance Shares or Dividend Equivalent Rights paid in Shares by having Shares withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares (not subject to restrictions hereunder).

         In the event that the Committee permits and Grantee makes such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Incentive Stock Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such restrictions as it deems necessary or appropriate. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

11.      TRANSFERABILITY OF GRANTS

         (a) IN GENERAL. Except as provided in Section 13(b), only the Grantee may exercise rights under a Grant during the Grantee's lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights in accordance with the terms of the Plan. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

         (b) TRANSFER OF NONQUALIFIED OPTIONS. Notwithstanding the foregoing, the Committee may provide a Grant Instrument that a Grantee may transfer Nonqualified Options to family members or other persons or entities according to such terms as the Committee may determine where the Committee determines that such transferability does not result in accelerated federal income taxation; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

12.      REORGANISATION OF THE COMPANY

         (a) REORGANISATION. As used herein, a "Reorganisation" shall be deemed to have occurred if the shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, Shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) (a "Merger Reorganisation"), (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

         (b) ASSUMPTION OF GRANTS. Upon a Merger Reorganisation where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding Options that are not assumed by, or replaced with comparable options or rights by, the surviving corporation shall become immediately exercisable. Upon a sale or other disposition of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company, the Committee may determined, but shall not be required to determine, that all outstanding Options shall become immediately exercisable.

         (c) OTHER ALTERNATIVES. Notwithstanding the foregoing, in the event of a Reorganisation, the Committee may take one or both of the following actions: the Committee may (i) require the Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Grantee's unexercised Options exceeds the Exercise Price of the Options as applicable, or
                  (ii) after accelerating all vesting and giving Grantee: an opportunity to exercise their outstanding Options terminate any or all unexercised Options. Such surrender or termination. shall take place as of the date of the Reorganisation or such other date as the Committee may specify.

         (d) LIMITATIONS. Notwithstanding anything in the Plan to the contrary, in the even of a Reorganisation, the Committee shall not have the right to take any action: described in the Plan (including without limitation actions described in Section 14(b) that would make the Reorganisation ineligible for pooling of interests accounting treatment or that would make the Reorganisation ineligible for desired tax treat men if, in the absence of such right the Reorganisation would qualify for such treatment and the Company intends to use such treatment with respect to the Reorganisation.

13.      CHANGE OF CONTROL OF THE COMPANY

         (a) DEFINITION. As used herein, a "Change of Control" shall be deemed to have occurred if:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange
                           Act), directly or indirectly, of securities of the Company representing a majority of the voting power of the then outstanding securities of the Company except where the acquisition is approved by the Board;

                  (ii) Any person has commenced a tender offer or exchange offer for a majority of the voting power of the then outstanding Shares of the Company except where the tender offer is approved by the Board; or

                  (iii) Within any period of 24 consecutive months, a change in composition of the Board occurs such that individuals who, immediately prior to said period, constituted the Board (the "Incumbent Board") cease for any reason to constitute at least as majority of the Board, provided that any individual which becomes a member of the Board during such period whose election 01 nomination for election was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be pursuant to this proviso) shall be considered as through such individuals were a member of the Incumben1 Board, provided further that any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of such individual shall not be so considered as a member of the Incumbent Board.

         (b) NOTICE AND ACCELERATION. Upon a Change of Control, to the extent the Committee in its sole discretion determines, (i) the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control, (ii) all outstanding Options shall automatically accelerate and become fully exercisable, (iii) Grantees holding Performance Shares shall receive a payment in settlement of such Performance Shares, in an amount determined by the Committee, based on the Grantee's target payment for the Performance Period and the portion of the Performance Period that precedes the Change of Control.

         (c) OTHER ALTERNATIVES. Notwithstanding the foregoing, subject to Section (d) 15 below, in the event of a Change of Control, the Committee may take one or both of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Grantee's unexercised Options exceeds the Exercise Price of the Options, as applicable, or
                  (ii) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

         (d)      COMMITTEE.  The Committee making the determinations under this
                  Section 15 following a Change of Control must be comprised of the same members as those on the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the provisions of clauses (i) through (iv) of Section 15(b) above shall automatically apply in the case of such a Change of Control, and the Committee shall not have discretion to vary them.

         (e) LIMITATIONS. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in
                  Section 15(c) above) that would make the Change of Control ineligible for pooling of interest accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

14.      REQUIREMENTS FOR ISSUANCE OR TRANSFER OF SHARES

         Limitations on Issuance or Transfer of Shares. No Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders, registration and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

15.      AMENDMENT AND TERMINATION OF THE PLAN

         (a) AMENDMENT. The Board may amend or terminate the Plan at any time; provided that the Board may not make any amendment to the Plan that would if such amendment were not approved by the shareholders of the company, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the shareholders is obtained.

         (b) TERMINATION of PLAN. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

         (c) TERMINATION AND AMENDMENT of OUTSTANDING GRANTS. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the amendment is required in order. to comply with applicable law. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended in accordance with the Plan or may be amended by agreement of the Company and the Grantee consistent with the Plan.

         (d) GOVERNING DOCUMENT. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

16.      FUNDING OF THE PLAN

         The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

17.      RIGHTS OF PARTICIPANTS

         Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under the Plan. Neither the Plan not any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

18.      NO FRACTIONAL SHARES

         No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19.      HEADINGS

         Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

20.      EFFECTIVE DATE OF THE PLAN

         The Plan shall be effective on August, 2002.

21.      MISCELLANEOUS

         (a) GRANTS IN CONNECTION WITH CORPORATE TRANSACTIONS AND OTHERWISE. Nothing contained in the Plan shall be construed to
                  (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan; provided, that the total number of Shares issuable upon exercise of all outstanding options shall not exceed 30% of the then outstanding Shares of the Company unless approved by a two-thirds vote of the shareholders. Without limiting the foregoing, the Committee may make a Grant to an employee or another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganisation or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted share grant made to such employee by such corporation. The terms and conditions of the substitute grants may very from the terms and conditions required by the Plan and from those of the substituted stock incentives. The
                  Committee shall prescribe the provisions of the substitute grants.

         (b) COMPLIANCE OF LAW. The Plan, the exercise of Options and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section 23(b).

         (c) GOVERNING LAW. The validity, construction, interpretation and effect of the Plan and Grant Instrument issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware.

                                   SCHEDULE 1

                                 LETTER OF GRANT

 To:

                                        Date:

 Dear

 ELECTRONIC GAME CARD INC 2002 SHARE OPTION SCHEME ("the Scheme")

The Directors have decided to grant to you an Option to acquire Shares in the capita of the Company under the terms of the Scheme (lithe Option"). You will be entitled to acquire [________] Shares under your Option. You will not be required to pay anything for the grant of the Option, which will be subject to the rules of the Scheme a copy of which is enclosed for your information. Defined terms used in the Scheme are used in this letter.

 Your Option will become exercisable as set out in the Scheme, subject to the following conditions being satisfied: Completion of your Service Contract with Electronic Game Card Ltd.



You will be entitled to exercise the Option at any time after it has become exercisable, subject to and in accordance with the terms of the Scheme. The price per Share payable upon the exercise of the Option will be _____ $ plus an amount equal to (10 per cent of the difference between the market value of a Share on the date of exercise and ____ $ per Share (unless the latter is higher than the former in which case the price per Share will be ____ per Share).

Subject to certain exceptions contained in the Scheme your Option will automatically lapse on your ceasing to be an employee or director of, or consultant to, the Group, The Option will in no circumstances be exercisable more than ten years from today's date.

UNDER THE TERMS OF THE SCHEME, UNLESS YOU COMPLETE AND RETURN THE ENCLOSED ACCEPTANCE FORM WITHIN 21 DAYS OF THIS LETTER, I.E. ON OR BEFORE _______, THE OPTION GRANTED BY THIS LETTER SHALL AUTOMATICALLY LAPSE.

 Yours sincerely



 for and on behalf of
 ......................... Limited

                                   SCHEDULE 2

                                 ACCEPTANCE FORM



                                                    Date:



The Company Secretary Electronic Game Card Inc
[Address]

Dear Sirs

ELECTRONIC GAME CARD INC 2002 SHARE OPTION SCHEME ("THE SCHEME") I hereby give notice to Electronic Game Card Inc. ("the Company") that I accept the Option to acquire. Ordinary shares in the capital of the Company under and subject to the terms of the Scheme, and those contained in the letter to me dated __________.

In accepting the grant, I hereby agree to be bound by, and to comply with, the rules of the Scheme and, in particular, but without limitation, agree to indemnify the Company in respect of PAYE, as provided for in paragraph 12 of the Scheme.

Yours sincerely

                          SCHEDULE 3 OPTION CERTIFICATE

             ELECTRONIC GAME CARD INC 2002 SHARE OPTION SCHEME

This is to certify that ________________ is the holder of an Option to acquire up to a maximum of ____________ ordinary shares of common stock at $____ each. The Shares the subject of the Option will become exercisable as set out in the rules of the Electronic Game Card Inc 2002 Share Option Scheme (lithe Scheme"), subject to the following conditions being satisfied:

[INSERT ANY PERFORMANCE CONDITIONS]

provided that ________________ is still an employee or director of, or consultant to, the Company or of any other member of the Company's group of companies at that time. The Option was granted under the Scheme. The Option is exercisable in accordance with, and subject to, the rules of the Scheme.

The Option may only be exercised as set out above. In particular, subject to the rules of the Scheme, the Option will automatically lapse on o ceasing to be an employee or director of, or consultant to, the Company or of any other member of the Company's group of companies.

The subscription price per Share payable upon exercise of the Option is _____________ $ plus an amount equal 10 per cent of the difference between the market value of a Share on the date of exercise and. $ per Share (unless the latter is higher than the former in which case the price per Share will be. per Share), subject to and in accordance with the terms of the Scheme. The Option is not transferable, and will lapse upon the occasion of an assignment, charge, disposal or other dealing with it or with the rights conveyed by it.

EXECUTED and DELIVERED as a DEED       )
by .............LIMITED                )
acting through two Directors or a      )
director and secretary                 )



_________________________.Director
Director



_________________________
Director/Secretary

                                   SCHEDULE 4

NOTICE OF EXERCISE OF OPTION

To: The Company Secretary
..................... Limited
[Address]


From:


        (1) I hereby give notice to Electronic Game Card Inc that immediately upon your receipt of this certificate and the enclosed remittance I am exercising the Option in respect of - [INSERL THE NUMBER OF.SHARES IN RESPECT OF WHICH THE OPTION IS BEING EXERCISED] ordinary shares 1 peence each at the Option Price per share, being $_____________.

        (2) I enclose herewith a cheque drawn in favour of Electronic Game Card Limited for $_______ being an amount equal to the number of shares specified in
(1) above multiplied by the Option Price payable for each Share (also specified in (1) above ).




Date                                   Signed